EXHIBIT 21.1
List of Subsidiaries of Duncan Energy Partners L.P.

Name of Subsidiary	Jurisdiction of Formation
Acadian Gas, LLC	Delaware

Acadian Acquisition, LLC	Delaware

Acadian Consulting LLC	Delaware

Acadian Gas Pipeline System	Texas

Calcasieu Gas Gathering System	Texas

Cypress Gas Marketing, LLC	Delaware

Cypress Gas Pipeline, LLC	Delaware

DEP OLPGP, LLC	Delaware

DEP Operating Partnership, L.P.	Delaware

Enterprise Lou-Tex Propylene Pipeline, L.P.	Texas

Evangeline Gas Corp.	Delaware

Evangeline Gulf Coast Gas, LLC	Delaware

Evangeline Gas Pipeline Company, L.P.	Delaware

MCN Acadian Gas Pipeline, LLC	Delaware

MCN Pelican Interstate Gas, LLC	Delaware

MCN Pelican Transmission LLC	Delaware

Mont Belvieu Caverns, LLC	Delaware

Neches Pipeline System	Texas

Name of Subsidiary	Jurisdiction of Formation
Ponchartrain Natural Gas System	Texas

Sabine Propylene Pipeline, L.P.	Texas

South Texas NGL Pipelines, LLC	Delaware

Tejas-Magnolia Energy, LLC	Delaware

TXO-Acadian Gas Pipeline, LLC	Delaware